Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Wes Harris	Tommy Pruitt
Director, Investor Relations	Senior Director, Communications
Force Protection, Inc.	Force Protection, Inc.
843.574.3892	843.574.3866
wes.harris@forceprotection.net	tommy.pruitt@forceprotection.net

Force Protection Announces Financial Results for 2010 Fourth Quarter and Full Year

~Reports 2010 Fourth Quarter Revenue of $207.7 Million and EPS of $0.16~

~Ends 2010 with Approximately $562 Million in Funded Backlog~

~Board of Directors Authorizes $20 Million Open Market Share Repurchase~

LADSON, S.C. — March 9, 2011 — Force Protection, Inc. (NASDAQ: FRPT) today reported financial results for the three and twelve months ended December 31, 2010.

Fourth Quarter

In the fourth quarter of 2010, the Company reported net sales of $207.7 million versus $289.0 million in the fourth quarter of 2009.  Contributing to the decrease were lower vehicle and spares and sustainment sales, which were partially offset by increased modernization revenues.

Gross margin for the 2010 fourth quarter was 20.7 percent, as compared to 18.1 percent in the fourth quarter of 2009.

The Company reported operating income of $15.9 million in the fourth quarter of 2010 as compared to operating income of $28.1 million in the prior year period.  Net income for the fourth quarter of 2010 was $11.2 million, or $0.16 per diluted share, as compared to net income of $18.4 million, or $0.27 per diluted share, for the 2009 fourth quarter.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “We were pleased to end 2010 with quarterly results that were the strongest of the year.  In addition to continued deliveries of our existing vehicle platforms and an increase in spares and sustainment sales from the third quarter of 2010, highlights of the 2010 fourth quarter included modernization revenues of $140.7 million and a gross margin in excess of 20 percent.  Of course, the most significant highlight of the quarter was the $280 million contract award we secured for the delivery of 200 vehicles under the United Kingdom Ministry of Defence’s Light Protected Patrol Vehicle, or LPPV, program.”

Full Year

For the twelve months ended December 31, 2010, the Company reported net sales of $656.0 million versus $977.1 million for the twelve months ended December 31, 2009.  Contributing to the decrease were lower spares and sustainment and vehicle sales, which were partially offset by increased modernization revenues.

Gross margin for the full year of 2010 was 20.4 percent, as compared to 14.5 percent for the 2009 full year.  Impacting the 2009 gross margin was a $19.3 million write-down of the Company’s Cheetah inventory and other associated costs recorded in the third quarter of 2009.  Excluding this charge, the 2009 full year non-GAAP adjusted gross margin was 16.5 percent(1).  The increase in gross margin for the 2010 full year was attributed to a favorable product mix and enhancements in the Company’s program cost management and control systems.  The reconciliations of adjusted gross margin and gross margin are included at the end of this press release.

Operating income was $23.4 million for the twelve months ended December 31, 2010 as compared to $43.3 million in the prior year period.  Contributing to the year-over-year decrease in operating income was the 2010 third quarter $8.5 million charge associated with the net impact of the approved settlement of the federal shareholder class action and proposed settlements related to the derivative actions that began in early 2008.

Adjusted operating income(1) for the twelve months ended December 31, 2010 was $31.9 million, which excludes the litigation settlements.  For the twelve months ended December 31, 2009, the Company recorded adjusted operating income(1) of $62.6 million, which excludes the aforementioned $19.3 million write-down of the Company’s Cheetah inventory and other associated costs.  The reconciliations of adjusted operating income and operating income are included at the end of this press release.

Net income for the full year of 2010 was $15.2 million, or $0.22 per diluted share, as compared to $29.5 million, or $0.43 per diluted share, for the comparable prior year period.  The Company recorded adjusted net income(1) of $20.7 million, or $0.30 per diluted share, in the 2010 full year, as compared to adjusted net income(1) of $42.4 million, or $0.61 per diluted share, in 2009.  Adjusted net income excludes the litigation settlements and Cheetah expenses in their respective periods.  The reconciliations of adjusted net income and adjusted net income per share to net income and net income per share are included at the end of this press release.

Mr. Moody continued, “As we look back at last year, it is clear to me that 2010 marked an important and successful year for Force Protection that puts us on a solid foundation to grow the Company going forward.  One key indicator of our success in 2010 was the more than $1 billion in new orders that allowed us to enter 2011 with more than $560 million in funded backlog.  Approximately three-quarters of this amount is expected to be recognized in 2011.”

Enhanced Financial Position

During 2010, the Company generated cash from operations of $37.4 million, which contributed to its December 31, 2010 cash balance of $150.0 million.  Also at December 31, 2010, accounts receivable was $124.8 million, including $53.8 million of earned but unbilled receivables, inventories were $90.1 million, and accounts payable was $94.6 million.

During the 2010 fourth quarter, the Company definitized a number of contracts that resulted in the net collection of approximately $32 million during the period.  The Company is focused on resolving all remaining undefinitized contracts over the coming months, which should further increase its cash position.

Significant Business Development Initiatives

Since late November 2010, after securing the contract award for the LPPV program, the Company has begun to stand up the necessary infrastructure and requirements to perform under the contract.  The primary focus over the coming months is associated with performing reliability growth trials and critical design reviews with the United Kingdom’s Ministry of Defence.  The Company anticipates that vehicle deliveries will begin in the fall of this year and conclude in the spring of 2012.

The Company is also making important progress with the Ocelot in the Manufactured and Supported in Australia, or MSA, option for the Land 121 Phase 4 program, including the delivery of two prototype variants to the customer in February 2011.  The more than $1.3 billion Land 121 program is designed to provide approximately 1,300 vehicles and trailers, as well as related long-term support, for Australia’s core fleet of military assets.  In addition to the MSA option, the Australian government has collaborated with the U.S. government on the development of the Joint Light Tactical Vehicle, or JLTV.  The evaluation for the MSA option in the Land 121 program is currently scheduled to conclude later in 2011, at which point the Australian government is expected to make a decision on whether to continue with stage two MSA prototyping, JLTV, or a combination of both options.

The Company’s Cougar 4x4 and 6x6 variants were down-selected in 2010 as potential solutions for Canada’s TAPV program, which requires procurement for up to 600 vehicles and related long-term support services.  Consistent with the LPPV and the MSA Land 121 requirements, the more than $1 billion TAPV program requires that primary manufacturing and supportability be completed in the host country.  The formal Request for Proposal, or RFP, for the program is expected within the next 60 days, followed by a multi-step evaluation process by the customer.  A contract award to the final selected bidder is expected as early as the end of 2011.

Complementing its new vehicle program efforts, as part of an experienced team, the Company is pursuing the U.S. Army’s Route Clearance Vehicle MRAP Contractor Logistics Support Service program requirement for the maintenance of its thousands of related vehicles.  The Company anticipates the issuance of the formal RFP for the program by this summer, with a selection as to the preferred provider by late 2011.

Outlook

Randy Hutcherson, Chief Operating Officer of Force Protection commented, “We believe that there will be a continued high-level of operational tempo in Afghanistan throughout 2011, which will provide additional vehicle sales as well as continued operational support through modernization, spares and sustainment services.   However, we expect that we will be challenged to show a profit through the first six months of the year primarily due to the timing of orders and one-time costs associated with a recent workforce reduction.

“As we look to the remainder of the year, we continue to anticipate the generation of significant cash from operations and growth of our 2011 full year revenue and earnings over 2010 levels.  Contributing to this view is current backlog that includes deliveries under the LPPV program beginning in the second half of 2011, as well as future orders from both domestic and international customers.”

Authorization of $20 Million Open Market Share Repurchase Program

Separately, the Company announced today that its board of directors has authorized the Company to repurchase up to $20 million of its common stock.  The repurchase program calls for shares to be purchased in the open market or in private transactions.  The Company may suspend or discontinue the program at any time.

The Company may repurchase shares from time to time depending upon market conditions, the market price of the Company’s common stock, and management’s assessment of liquidity and cash flow needs.  The Company currently expects to finance any repurchases from cash-on-hand.

Mr. Moody concluded, “As we consider the strategic use of our cash, we are employing a balanced strategy that provides the necessary working capital to run the business and flexibility to pursue our critical internal and external growth initiatives.  In addition, we continue to evaluate opportunities to broaden the Company through strategic acquisitions and investments.

“Complementing reinvestment in the business, we view share repurchase as an appropriate use of capital.  With our strong cash balance at the end of 2010 and expectations for the generation of additional operating cash flow in 2011, we believe it is an appropriate time to  repurchase shares.  We also believe that the size of the repurchase program provides us with the necessary flexibility to continue to invest in our internal initiatives and external strategies to broaden our business.”

Conference Call Information

The Company will hold a conference call today at 4:30 p.m. Eastern Time to discuss its results.  The call will include comments from Michael Moody, Chairman and Chief Executive Officer; Charles Mathis, Chief Financial Officer; and, Randy Hutcherson, Chief Operating Officer.  A question and answer session will follow the management commentary portion of the call.

To listen to the call, dial 866.825.3308 (for international, dial 617.213.8062) five to ten minutes prior to the scheduled start time and provide passcode 18151996.  A live Webcast will also be available at that time on the Company’s website, www.forceprotection.net, under the “Investor Relations” section.  Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software.  A replay will be available two hours after the end of the call through midnight Wednesday, March 23, 2011.  To access the replay, dial 888.286.8010 (for international, dial 617.801.6888) and enter passcode 30715227, or visit the “Investor Relations” section of the Company’s website.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and products, including the Buffalo, Cougar, Ocelot and JAMMA vehicles; current backlog; anticipated awards and expected deliveries of Ocelot vehicles; the effect of the LPPV award for future growth; expectations for future programs, including Land 121, TAPV and GAARV and the timing of proposals and awards; modernization and spares and sustainment contracts and the effect of operations in Afghanistan; the ability to meet current and future requirements; the Company’s execution of its business strategy and strategic transformation, including its development initiatives and opportunities to broaden its platform; the effect of the Company’s undefinitized contracts; the Company’s expected financial and operating results, including its revenues, cash flow and margins, for future periods; and, the Company’s share repurchase program. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(1)         Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.”  A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP).  The Company defines “adjusted gross margin”, “adjusted operating income,” “adjusted net income” and “adjusted net income per share” as gross margin, operating income, net income and net income per share as reported under GAAP less the impact of the charge for the approved settlement of federal shareholder class action and proposed settlements related to derivative actions in 2010 and the one-time write-down of the Company’s Cheetah inventory and other associated costs in 2009.  By excluding these charges, management is able to compare the Company’s ongoing operations to prior periods and to the ongoing operations of other companies in its industry.  Management believes that excluding the charges related to the legal settlements and Cheetah expenses is useful to investors because it is more representative of the ongoing business of the Company and reflects the financial indicators used by management to evaluate the Company’s financial results.

These amounts are not measures of financial performance under GAAP.  They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP.  These non-GAAP measures should not be considered measures of the Company’s liquidity.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  The Company’s definition of “adjusted gross margin”, “adjusted operating income,” “adjusted net income” and “adjusted net income per share” may differ from similar measures used by other companies and may differ from period to period.  Subject to the review and approval of the Company’s audit committee, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “adjusted gross margin”, “adjusted operating income,” “adjusted net income” and “adjusted net income per share” by excluding these expenses and gains.  This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP.  A reconciliation of “adjusted gross margin”, “adjusted operating income”, “adjusted net income” and “adjusted net income per share” with gross margin, operating income, net income and net income per share are included in the accompanying financial data.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In Thousands, Except Share and Per Share Data)
Net sales	$207,722	$289,037	$655,973	$977,051
Cost of sales	164,636	236,692	522,241	835,555
Gross profit	43,086	52,345	133,732	141,496
General and administrative expenses	21,218	17,833	86,950	78,052
Research and development expenses	5,920	6,364	23,365	20,100
Operating income	15,948	28,148	23,417	43,344
Other income, net	323	588	398	645
Interest expense, net	(77)	(22)	(293)	(101)
Income before income tax expense	16,194	28,714	23,522	43,888
Income tax expense	(5,030)	(10,290)	(8,309)	(14,428)
Net income	$11,164	$18,424	$15,213	$29,460
Earnings per common share:
Basic	$0.16	$0.27	$0.22	$0.43
Diluted	$0.16	$0.27	$0.22	$0.43
Weighted average common shares outstanding:
Basic	68,942	68,532	68,828	68,450
Diluted	69,747	69,261	69,786	69,066

Force Protection, Inc. and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
	2010	2009
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$149,965	$147,254
Accounts receivable, net	124,831	143,480
Inventories	90,110	74,075
Deferred income tax assets	12,336	16,235
Income taxes receivable	—	1,352
Other current assets	41,520	3,031
Total current assets	418,762	385,427
Property and equipment, net	60,422	58,918
Investment in unconsolidated joint ventures	2,815	2,541
Other assets	705	202
Total assets	$482,704	$447,088

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$94,593	$86,588
Due to United States government	1,331	25,965
Advance payments on contracts	5,875	1,164
Other current liabilities	50,943	21,044
Total current liabilities	152,742	134,761
Deferred income tax liabilities	973	1,236
Other long-term liabilities	562	—
	154,277	135,997
Commitments and contingencies

Shareholders’ equity:
Common stock	71	70
Additional paid-in capital	262,451	260,112
Accumulated other comprehensive (loss) income	(88)	129
Retained earnings	65,993	50,780
Total shareholders’ equity	328,427	311,091
Total liabilities and shareholders’ equity	$482,704	$447,088

Force Protection, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the year ended December 31,
	2010	2009
	(In Thousands)
Cash flows from operating activities:
Net income	$15,213	$29,460
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	16,197	13,969
Deferred income tax provision (benefit)	3,358	(2,639)
Income tax effect realized from stock transactions	219	(206)
Stock-based compensation	2,533	2,886
Provision for litigation settlement	7,833	—
Provision for asset impairment	—	748
Provision for inventory	5,864	20,700
Other	31	(4)
(Increase) decrease in assets —
Accounts receivable	9,773	(44,277)
Inventories	(20,773)	(6,273)
Income taxes receivable	1,352	(1,352)
Other current assets	(2,381)	(613)
Increase (decrease) in liabilities —
Accounts payable	7,010	38,799
Due to United States government	(15,758)	(2,133)
Advance payments on contracts	4,711	(11)
Other current liabilities	2,235	467
Total adjustments	22,204	20,061
Net cash provided by operating activities	37,417	49,521
Cash flows from investing activities:
Capital expenditures	(16,168)	(11,235)
Purchases of marketable securities	—	(9,985)
Proceeds from maturity of marketable securities	—	9,985
Other	(18,180)	(2,149)
Net cash used in investing activities	(34,348)	(13,384)
Cash flows from financing activities:
Proceeds from issuance of common stock	49	80
Income tax effect realized from stock transactions	(219)	206
Other	—	(139)
Net cash (used in) provided by financing activities	(170)	147
Effect of foreign currency rate changes on cash	(188)	(31)
Increase in cash and cash equivalents	2,711	36,253
Cash and cash equivalents at beginning of year	147,254	111,001
Cash and cash equivalents at end of year	$149,965	$147,254

GAAP to Non-GAAP Reconciliation of Gross Margin, Operating Income, Net Income and Net Income Per Share

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP.  See Footnote (1) for further discussion.

The adjustments relate to:

•                  For 2010, the estimated settlements of the federal shareholder class action and related derivative actions that began in early 2008.

•                  For 2009, the write-down of the Company’s Cheetah inventory and other associated costs.

Each of these adjustments were recorded in the fiscal third quarter of their respective periods.

Force Protection, Inc. and Subsidiaries Reconciliation

(In Thousands, Except Share and Per Share Data)

	For the year ended December 31,			For the year ended December 31,
	2010			2009
	Reported Basis (GAAP)	Litigation settlements	Comparable Basis (Adjusted)	Reported Basis (GAAP)	Cheetah- Related Expenses	Comparable Basis (Adjusted)
		(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

Net sales	$655,973	$—	$655,973	$977,051	$—	$977,051
Cost of sales	522,241	—	522,241	835,555	19,264	816,291
Gross profit	133,732	—	133,732	141,496	(19,264)	160,760
Gross margin	20.4%		20.4%	14.5%		16.5%
General and administrative expenses	86,950	8,500	78,450	78,052	—	78,052
Research and development expenses	23,365	—	23,365	20,100	—	20,100
Operating income (loss)	23,417	(8,500)	31,917	43,344	(19,264)	62,608
Other income, net	398	—	398	645	—	645
Interest expense, net	(293)	—	(293)	(101)	—	(101)
Income (loss) before income tax expense	23,522	(8,500)	32,022	43,888	(19,264)	63,152
Income tax expense	(8,309)	3,029	(11,338)	(14,428)	6,357	(20,785)
Net income (loss)	$15,213	$(5,471)	$20,684	$29,460	$(12,907)	$42,367
Earnings (loss) per common share:
Basic	$0.22	$(0.08)	$0.30	$0.43	$(0.19)	$0.62
Diluted	$0.22	$(0.08)	$0.30	$0.43	$(0.19)	$0.61
Weighted average common shares outstanding:
Basic	68,828	68,828	68,828	68,450	68,450	68,450
Diluted	69,786	69,786	69,786	69,066	69,066	69,066

#####